EXHIBIT 5.1

[Heller Ehrman White & McAuliffe Letterhead]

May 23, 2003

ActivCard Corp.

6623 Dumbarton Circle

Fremont, California 94555

Registration Statement on Form S-4

Ladies	and Gentlemen:

We have acted as counsel to ActivCard Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 which the Company intends to file with the Securities and Exchange Commission on or about May 23, 2003 (as may be further amended or supplemented, the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, 2,057,255 shares of its authorized but unissued Common Stock, par value $0.001 per share (the “Shares”). The Shares are to be issued pursuant to an offer by the Company to exchange 0.95 shares of common stock for each validly tendered common share of ActivCard S.A. and 0.95 shares of common stock for each validly tendered American depositary share of ActivCard S.A., on the terms and conditions set forth in the prospectus contained in the Registration Statement (the “Exchange Offer”).

We have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies.

In rendering our opinion, we have examined the following records, documents and instruments:

(a)  The Amended and Restated Certificate of Incorporation of the Company, certified by the Secretary of State of the State of Delaware as of May 19, 2003 and certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;

(b)  The Bylaws of the Company certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;

(c)  A Certificate of an officer of the Company (i) attaching records certified to us as constituting all records of proceedings and actions of the Board of Directors, including any committee thereof, and stockholders of the Company relating to the Shares and the Registration Statement and (ii) certifying as to certain factual matters; and

(d)  The Registration Statement.

This opinion is limited to the federal law of the United States of America and the General Corporation Law of the State of Delaware, and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and assuming that (i) the Registration Statement becomes and remains effective during the period when the Shares are offered and sold, (ii) the currently unissued Shares to be sold by the Company are issued, delivered and paid for in accordance with the terms of the Exchange Offer, (iii) appropriate certificates evidencing the Shares will be executed and delivered by the Company, and (iv) all applicable securities laws are complied with, it is our opinion that, when issued by the Company, the Shares will be legally issued, fully paid and nonassessable.

This opinion is rendered to you in connection with the Registration Statement and we disclaim any obligation to advise you of any change of law that occurs, or any facts of which we may become aware, after the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Registration Statement.

Very truly yours,

/s/    HELLER EHRMAN WHITE & MCAULIFFE LLP